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                                                                 EXHIBIT 9(d)


                         [HALE AND DORR LLP LETTERHEAD]


                                        November 6, 1997



New England Electric System
New England Power Company
25 Research Drive
Westborough, MA 01582

Re:  Offer to Purchase and Proxy Statement and Information Statement
     ---------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to New England Electric System and New England Power Company in connection with the offer to purchase shares of preferred stock of New England Power Company as described in the Offer to Purchase and Proxy Statement and Information Statement dated November 6, 1997 (collectively, the "Statement"). In rendering this opinion, we have relied upon the factual accuracy of the information contained in the Statement. We hereby confirm our opinion that the discussion under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" in the Statement is accurate in all material respects and fairly summarizes the information required to be disclosed therein.

     We hereby consent to the filing of this opinion as an exhibit to the Statement and to the use of our name under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" in the Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Sincerely,



                                        /s/ HALE AND DORR LLP